Exhibit 4.5

EXECUTION VERSION

TYSON FOODS, INC.,

as Issuer,

TYSON FRESH MEATS, INC.,

as Guarantor,

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

(as successor to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank, N.A.))

as Trustee

Supplemental Indenture

Dated as of August 5, 2014

Supplemental to Indenture

Dated as of June 1, 1995

1.50% Senior Amortizing Notes due 2017

i

Table of Contents

(Continued)

EXHIBIT:

A.	Form of Note

ii

SUPPLEMENTAL INDENTURE dated as of August 5, 2014 (“Supplemental Indenture”) by and among TYSON FOODS, INC., a Delaware corporation (the “Issuer”), TYSON FRESH MEATS, INC., a Delaware Corporation (the “Guarantor”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”), supplementing the Indenture dated as of June 1, 1995 by and among the Issuer and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank)) (the “Original Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”).

RECITALS OF THE ISSUER:

WHEREAS, the Issuer executed and delivered the Original Indenture to the Trustee to provide, among other things, for the future issuance of the Issuer’s unsecured Securities from time to time in one or more series as might be determined by the Issuer under the Original Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Original Indenture;

WHEREAS, Section 9.1 of the Original Indenture provides for various matters with respect to any series of Securities issued under the Original Indenture to be established in an indenture supplemental to the Original Indenture;

WHEREAS, Section 9.1(5) of the Original Indenture provides for the Issuer and the Trustee to enter into an indenture supplemental to the Original Indenture to establish the form or forms or terms of Securities of any series or of the coupons appertaining to such series as permitted by Section 2.3 of the Original Indenture;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Issuer to execute and deliver this Supplemental Indenture;

WHEREAS, the Board of Directors of the Guarantor has duly adopted resolutions authorizing the Guarantor to execute and deliver this Supplemental Indenture;

WHEREAS, the Issuer and the Guarantor desire and have requested the Trustee to join them in the execution and delivery of this Supplemental Indenture in order to establish and provide for the issuance by the Issuer of a series of Securities designated as its 1.50% Senior Amortizing Notes due 2017 (the “Notes,” and each $6.82854 of initial principal amount of such Securities, a “Note”), substantially in the form attached hereto as Exhibit A and initially guaranteed by the Guarantor, on the terms set forth herein;

WHEREAS, the Issuer now wishes to issue Notes in an initial aggregate principal amount of $204,856,200, each Note initially to be issued as a component of the Units (as defined herein) being issued on the date hereof by the Issuer pursuant to the Purchase Contract Agreement, dated as of August 5, 2014, among the Issuer and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent, as Trustee and as attorney-in-fact for the holders of Purchase Contracts from time to time (the “Purchase Contract Agreement”);

WHEREAS, the Guarantor is willing to provide on the Issue Date a Guarantee with respect to the Notes;

WHEREAS, the Form of Note is to be substantially in the form hereinafter provided for; and

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make (i) this Supplemental Indenture a valid instrument in accordance with its terms, (ii) the Notes, when executed by the Issuer and authenticated and delivered by the Trustee, the valid obligations of the Issuer, and (iii) the Guarantee, when this Supplemental Indenture is executed by the Guarantor, the valid obligation of the Guarantor, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and the purchases of the Notes by the Holders thereof, it is mutually agreed, for the benefit of the parties hereto and the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01 Scope of Supplemental Indenture; General. The changes, modifications and supplements to the Original Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes (which shall be initially in the aggregate principal amount of $204,856,200) and shall not apply to any other Securities that may be issued under the Original Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. This Supplemental Indenture shall supersede any corresponding provisions in the Original Indenture.

Section 1.02 Definitions. For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article 1 shall have the meanings assigned to them in this Article and include the plural as well as the singular;

(ii) all words, terms and phrases defined in the Original Indenture (but not otherwise defined herein) shall have the same meaning herein as in the Original Indenture;

(iii) all other terms used herein that are defined in the TIA, either directly or by reference therein, shall have the meanings assigned to them therein;

(iv) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP; and

(v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

“Affiliate” means, when used with reference to a specified Person, any Person directly or indirectly controlling, or controlled by or under direct or indirect common control with the Person specified.

“Agent Members” has the meaning ascribed to such term in Section 2.01(d).

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable, other than a capital lease, and at any date as of which the amount of such lease is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term of such lease as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a capital lease with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. “Attributable Debt” means, as to a capital lease under which any Person is at the time liable and at any date as of which the amount of such lease is to be determined, the capitalized amount of such lease that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

“Beneficial Holder” means, with respect to a Global Note, a Person who is the beneficial owner of such Book-Entry Interest as reflected on the books of the Depositary or on the books of a Person maintaining an account with the Depositary (directly as a Depositary Participant or as an indirect participant, in each case in accordance with the rules of the Depositary).

“Board of Directors” means the board of directors of the Issuer or any duly authorized committee of that board or any director or directors and/or, with respect to the Notes, any officer or officers to whom that board or committee shall have duly delegated its authority.

“Book-Entry Interest” means a beneficial interest in a Global Note, registered in the name of a Depositary or a nominee thereof, ownership and transfers of which shall be maintained and made through book entries by such Depositary.

“Business Day” means any day other than a Saturday, Sunday or any day on which banking institutions in New York, New York are authorized or obligated by applicable law or executive order to close or be closed.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of or in such Person’s capital stock or other equity interests, and options, rights or warrants to purchase such capital stock or other equity interests, whether now outstanding or issued after the Issue Date.

“Certificated Note” means a Note in definitive registered form without interest coupons.

“Class A Common Stock” means the Class A common stock, par value $0.10 per share, of the Issuer as it existed on the Issue Date.

“close of business” means 5:00 p.m. (New York City time).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Price Protection Agreement” means, with respect to any Person, any forward contract, commodity swap, commodity option or other similar agreement or arrangement entered into with respect to fluctuations in commodity prices.

“Component Note” means a Note in global form and attached to a Global Unit that (a) shall evidence the number of Notes specified therein that are components of the Units evidenced by such Global Unit, (b) shall be registered on the security register for the Notes in the name of The Bank of New York Mellon Trust Company, N.A., as attorney-in-fact of holder(s) of the Units of which such Notes form a part, and (c) shall be held by the Purchase Contract Agent as attorney-in-fact for such holder(s), together with the Global Unit, as custodian of such Global Unit for the Depositary.

“control” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Covenant Defeasance” has the meaning ascribed to it in Section 6.03.

“Credit Agreement” means the Credit Agreement, dated as of August 9, 2012, as amended on June 27, 2014, among the Issuer, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank plc, CoBank, ACB, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, and RBC Capital Markets, as joint lead arrangers and joint bookrunners, Bank of America, N.A. and Barclays Bank plc, as syndication agents, and CoBank, ACB, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, and RBC Capital Markets, as documentation agents, together with the related documents thereto (including any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding thereunder or under successor Credit Agreements, whether by the same or any other lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means The Depository Trust Company until a successor Depositary shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Depositary” shall mean such successor Depositary.

“Depositary Participant” means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Depositary effects book-entry transfers of securities deposited with the Depositary.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the maturity of the Notes shall not constitute Disqualified Stock if any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Early Mandatory Settlement Date” has the meaning ascribed to it in the Purchase Contract Agreement.

“Early Mandatory Settlement Notice” has the meaning ascribed to it in the Purchase Contract Agreement.

“Early Mandatory Settlement Right” has the meaning ascribed to it in the Purchase Contract Agreement.

“Event of Default” means any event specified as such in Section 4.01(a) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any statute successor thereto, in each case as amended from time to time, together with the rules and regulations promulgated thereunder.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of such Board of Directors.

“Fundamental Change” has the meaning ascribed to such term in the Purchase Contract Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Global Note” means any Note that is a Registered Global Security.

“Global Unit” has the meaning ascribed to such term in the Purchase Contract Agreement.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such other Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. References in the Indenture to “any Guarantee,” “such Guarantee” or “the Guarantees” prior to the delivery of a Guarantee by a Subsidiary of the Issuer (other than Tyson Fresh Meats, Inc.) with respect to the Notes shall be deemed to refer, mutatis mutandis, only to the Guarantee of Tyson Fresh Meats, Inc., as the sole Guarantor of the Notes on the Issue Date.

“Guaranteed Obligations” has the meaning specified in Section 5.01.

“Guarantor” means each of (i) Tyson Fresh Meats, Inc. and (ii) each other Subsidiary of the Issuer, if any, that thereafter Guarantees the Notes pursuant to the terms of this Supplemental Indenture, unless and until Tyson Fresh Meats, Inc. or such other Subsidiary is released from its Guarantee pursuant to the Indenture (it being understood that (i) only Tyson Fresh Meats, Inc. is delivering a Guarantee with respect to the Notes on the Issue Date and (ii) nothing in the Indenture requires the Issuer to cause any of its Subsidiaries to deliver a Guarantee with respect to the Notes). References in the Indenture to “any Guarantor,” “such Guarantor” or “the Guarantors” prior to the delivery of a Guarantee by a Subsidiary of the Issuer (other than Tyson Fresh Meats, Inc.) with respect to the Notes shall be deemed to refer, mutatis mutandis, only to Tyson Fresh Meats, Inc., as the sole Guarantor of the Notes on the Issue Date.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Price Protection Agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of all sale and lease-back transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any trade accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations of other Persons described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person that is not 100% owned by such Person, the principal amount of such Preferred Stock to be the liquidation preference thereof (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee, other than endorsements of negotiable instruments for collection in the ordinary course of business;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, the net obligations pursuant to any Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Issuer or any Subsidiary of the Issuer of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that, in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time. Except as otherwise expressly provided herein, the term “Indebtedness” shall not include cash interest thereon.

“Indenture” means the Original Indenture, as supplemented by this Supplemental Indenture as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, including, for all purposes of this instrument and any such supplemental indenture, the provisions of the TIA that are deemed to be a part of and govern this Supplemental Indenture and any such supplemental indenture, respectively.

“Initial Principal Amount” means $6.82854 per Note.

“Installment Payment” has the meaning ascribed to it in Section 2.02(a).

“Installment Payment Date” means each January 15, April 15, July 15 and October 15, commencing on October 15, 2014 and ending on the Maturity Date.

“Installment Payment Period” means (i) in the case of the first Installment Payment Date on October 15, 2014, the period from, and including, the Issue Date to, but excluding, such first Installment Payment Date and (ii) in the case of any other Installment Payment Date, the quarterly period from, and including, the immediately preceding Installment Payment Date to, but excluding, such other Installment Payment Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Issue Date” means August 5, 2014.

“Issuer” has the meaning ascribed to it in the preamble hereof and shall also refer to any successor obligor under the Indenture.

“Legal Defeasance” has the meaning ascribed to it in Section 6.02.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Maturity Date” means July 15, 2017.

“Merger Redemption Notice” has the meaning ascribed to it in the Purchase Contract Agreement.

“Merger Redemption Settlement Date” has the meaning ascribed to it in the Purchase Contract Agreement.

“Merger Termination Redemption” has the meaning ascribed to it in the Purchase Contract Agreement.

“Note” and “Notes” have the respective meanings ascribed to such terms in the preamble hereof and includes, for the avoidance of doubt, both Separate Notes and Notes that constitute part of a Unit.

“Officer” means the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, the Assistant Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means an opinion in writing signed by the chief counsel of the Issuer or by such other legal counsel who may be an employee of or counsel to the Issuer and who shall be reasonably satisfactory to the Trustee.

“Original Indenture” has the meaning ascribed to it in the preamble hereof.

“Paying Agent” means any Person (including the Issuer) authorized by the Issuer to pay the principal amount of or interest on any Notes on behalf of the Issuer. The Paying Agent shall initially be the Trustee.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prospectus Supplement” means the final prospectus supplement related to the offering and sale of the Notes dated July 30, 2014 and filed by the Issuer and the Guarantor with the SEC on July 30, 2014.

“Purchase Contract” means a prepaid stock purchase contract obligating the Issuer to deliver shares of Class A Common Stock on the terms and subject to the conditions set forth in the Purchase Contract Agreement.

“Purchase Contract Agent” means The Bank of New York Mellon Trust Company, N.A., until a successor Purchase Contract Agent shall have become such pursuant to the applicable provisions of the Purchase Contract Agreement, and thereafter “Purchase Contract Agent” shall mean such Person.

“Purchase Contract Agreement” has the meaning ascribed to it in the preamble hereof.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.

“Registrar” means a Person engaged to maintain the security register for the Notes.

“Regular Record Date” means, with respect to any Installment Payment Date (a) the close of business on the Business Day immediately preceding such Installment Payment Date, or (b) if the Notes are not then in book-entry form, a date selected by the Issuer, and notified in writing, in advance, to the Trustee and Holders, which date shall be more than 14 days but less than 60 days prior to such Installment Payment Date.

“Repurchase Date” shall be a date specified by the Issuer in the Early Mandatory Settlement Notice or Merger Redemption Notice, as the case may be, which date shall be at least 20 but not more than 45 Business Days following the date of the Early Mandatory Settlement Notice or the date of the Merger Redemption Notice, as the case may be (and which may or may not fall on the Early Mandatory Settlement Date or Merger Redemption Settlement Date, as the case may be).

“Repurchase Notice” means a notice in the form entitled “Form of Repurchase Notice” attached to the Notes.

“Repurchase Price” means, with respect to a Note to be repurchased pursuant to Article 8, an amount equal to the principal amount of such Note as of the Repurchase Date, plus accrued and unpaid interest, if any, on such principal amount from, and including, the most recent Installment Payment Date (or, if none, from, and including, the Issue Date) to, but not including, such Repurchase Date, calculated at an annual rate of 1.50%; provided that, if the Repurchase Date falls after a Regular Record Date and on or prior to the immediately succeeding Installment Payment Date, the Installment Payment payable on such Installment Payment Date will be paid on such Installment Payment Date to the Holder as of such Regular Record Date and shall not be included in the Repurchase Price per Note.

“Repurchase Right” has the meaning ascribed to it in Section 8.01.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any statute successor thereto, in each case as amended from time to time, and the rules and regulations promulgated thereunder.

“Separate Note” means a Note that has been separated from a Unit in accordance with the terms of the Purchase Contract Agreement.

“Separate Purchase Contract” means a Purchase Contract that has been separated from a Unit in accordance with the terms of the Purchase Contract Agreement.

“Significant Subsidiary” means any subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Subsidiary” of any Person means any corporation or other entity of which a majority of the Capital Stock having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation or other entity is at the time directly or indirectly owned or controlled by such Person.

“Successor” has the meaning ascribed to it in Section 3.01(b)(i).

“Supplemental Indenture” has the meaning ascribed to it in the preamble hereof.

“TIA” means the Trust Indenture Act of 1939, as amended from time to time.

“Trustee” means the party named in the preamble hereof until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor serving hereunder.

“Unit” means the collective rights of a Holder of a 4.75% Tangible Equity Unit, with a stated amount of $50, issued by the Issuer pursuant to the Purchase Contract Agreement, each consisting of a single Purchase Contract and a single Note prior to separation or subsequent recreation thereof pursuant to the Purchase Contract Agreement.

“U.S.” means United States of America.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

ARTICLE 2

THE SECURITIES

Section 2.01 Title and Terms.

(a) There is hereby authorized a series of Securities designated the “1.50% Senior Amortizing Notes due 2017” initially limited in aggregate principal amount to $204,856,200, which amount shall be as set forth in any written order of the Issuer for authentication and delivery of Notes pursuant to Section 2.2 of the Original Indenture.

(b) The Notes will initially be issued as Component Notes in substantially the form of Attachment 4 to the form of Global Unit attached as Exhibit A to the Purchase Contract Agreement, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers of the Issuer executing such Notes, as evidenced by their execution of the Notes. The Notes will initially be attached to the related Global Unit and registered in the name of The Bank of New York Mellon Trust Company, N.A., as attorney-in-fact of the holder(s) of such Global Unit.

(c) Holders of Units have the right to separate such Units into their constituent parts, consisting of Separate Purchase Contracts and Separate Notes, during the times, and under the circumstances, described in Section 2.03 of the Purchase Contract Agreement. Upon separation of any Unit into its constituent parts, (i) if such Unit is a Global Unit, the Separate Notes will initially be evidenced by a Global Note (the “Global Note”) in substantially the form of Exhibit A hereto, which is incorporated into and shall be deemed a part of this Supplemental Indenture, and deposited with the Trustee as custodian for the Depositary and registered in the name of the Depositary or its nominee, or (ii) if such Unit is in definitive, registered form, the Separate Notes will be evidenced by a Certificated Note, in each case, as provided in Section 2.03 of the Purchase Contract Agreement. Following separation of any Unit into its constituent Separate Note and Separate Purchase Contract, the Separate Notes are transferable independently from the Separate Purchase Contracts. In addition, Separate Notes can be recombined with Separate Purchase Contracts to recreate Units, as provided for in Section 2.04 of the Purchase Contract Agreement.

(d) The Global Note (which shall initially have a balance of zero Notes) shall be registered in the name of Cede & Co., as nominee of the Depositary and delivered to the Trustee, as custodian for the Depositary. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Supplemental Indenture or the Original Indenture with respect to any Global Note (or any Global Unit in the case of Component Notes) held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note (or such Global Unit), and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Note (or such Global Unit) for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of any Holder.

(e) The Notes shall be issuable in denominations initially equal to the Initial Principal Amount and integral multiples in excess thereof.

Section 2.02 Installment Payments. (a) The Issuer shall pay installments on the Notes (each such payment, an “Installment Payment”) in cash at the place, at the respective times and in the manner provided in the Notes. The Issuer has initially designated the Trustee as its Paying Agent and Registrar in respect of the Notes and its agency in New York, New York as a place where Notes may be presented for payment or for registration of transfer. The Issuer may, however, change the Paying Agent or Registrar for the Notes without prior notice to the Holders thereof, and the Issuer may act as Paying Agent or Registrar.

(b) On the first Installment Payment Date occurring on October 15, 2014, the Issuer shall pay, in cash, an Installment Payment with respect to each Note in an amount equal to $0.46181 per Note, and on each Installment Payment Date thereafter, the Issuer shall pay, in cash, equal quarterly Installment Payments with respect to each Note in an amount equal to $0.59375 per Note; provided that, in respect of any Notes in definitive registered form, the final Installment Payment shall be made only against surrender of such Note to the Paying Agent.

(c) Each Installment Payment shall constitute a payment of interest (at a rate of 1.50% per annum) and a partial repayment of principal on the Note, allocated as set forth in the schedule below:

Installment Payment Date	Amount of Principal	Amount of Interest
October 15, 2014	$0.44189	$0.01992
January 15, 2015	$0.56980	$0.02395
April 15, 2015	$0.57194	$0.02181
July 15, 2015	$0.57408	$0.01967
October 15, 2015	$0.57623	$0.01752
January 15, 2016	$0.57840	$0.01535
April 15, 2016	$0.58056	$0.01319
July 15, 2016	$0.58274	$0.01101
October 15, 2016	$0.58493	$0.00882
January 15, 2017	$0.58712	$0.00663
April 15, 2017	$0.58932	$0.00443
July 15, 2017	$0.59153	$0.00222

(d) Each Installment Payment for any Installment Payment Period shall be computed on the basis of a 360-day year of twelve 30-day months. If an Installment Payment is payable for any period shorter than a full Installment Payment Period, such Installment Payment shall be computed on the basis of the actual number of days elapsed per 30-day month. Furthermore, if any date on which an Installment Payment is payable is not a Business Day, then payment of the Installment Payment on such date shall be made on the next succeeding day that is a Business Day, and without any interest or other payment in respect of any such delay. However, if such Business Day is in the next succeeding calendar year, then such Installment Payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date when such Installment Payment was originally due.

Section 2.03 Maturity Date. The date on which the final Installment Payment on the Notes shall be due, unless the Notes are accelerated pursuant to the terms hereof or otherwise paid prior to maturity in connection with a Holder’s exercise of the Repurchase Right, shall be the Maturity Date.

Section 2.04 Right to Exchange or Register a Transfer. (a) The Issuer shall not be required to exchange or register a transfer of any Note if the Holder thereof has exercised his, her or its right, if any, to require the Issuer to repurchase such Note in whole or in part, except the portion of such Note not required to be repurchased.

(b) In addition to the rights of Holders to receive Certificated Notes as described in Section 2.7 of the Original Indenture, if an Event of Default, or any failure on the part of the Issuer to observe or perform any covenant or agreement in the Indenture has occurred and is continuing and the beneficial owner of any Notes represented by a Global Note requests that its Notes be issued in physical, certificated form, then the Issuer shall execute, and the Trustee, upon receipt of the Issuer’s order for the authentication and delivery of Certificated Notes, shall authenticate and deliver Certificated Notes in any authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Note or Notes representing such Notes (or in an aggregate principal amount equal to the principal amount of the Notes in respect of which a beneficial owner has requested the issuance of Notes in physical, certificated form pursuant to this clause (b)) in exchange for such Global Note or Notes (or relevant portion thereof).

ARTICLE 3

ADDITIONAL COVENANTS

Section 3.01 Limitations on Mergers, Consolidations and Sales of Assets. (a) This Section 3.01 shall replace the provisions contained in Section 5.1 of the Original Indenture in their entirety and all references to Section 5.1 in the Original Indenture or any provision thereof shall be deemed, for the purposes of the Notes, to be references to this Section 3.01.

(b) Neither the Issuer nor any Guarantor shall consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the Notes, the Guarantee or the Indenture (as an entirety or substantially as an entirety in one transaction or in a series of related transactions), to any Person (in each case other than in a transaction in which the Issuer or any Guarantor is the survivor of a consolidation or merger, or the transferee in a sale, lease, conveyance or other disposition) unless:

(i) the Person formed by or surviving such consolidation or merger (if other than the Issuer or any Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the “Successor”), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Issuer or any Guarantor, as the case may be, under the Notes or a Guarantee, as the case may be, and the Indenture; and

(ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing.

The foregoing provisions shall not apply to (A) a transaction involving the sale or disposition of Capital Stock of a Guarantor, or the consolidation or merger of a Guarantor, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor, that in any such case results in such Guarantor being released from its Guarantee pursuant to Section 5.06, or (B) a transaction the purpose of which is to change the state of incorporation of the Issuer or any Guarantor.

Section 3.02 Applicability of Covenants Contained in the Original Indenture. Each of the agreements and covenants of the Issuer, as applicable, contained in Article Four of the Original Indenture shall apply to the Notes.

ARTICLE 4

DEFAULTS AND REMEDIES

Section 4.01 Events of Default.

(a) “Event of Default” means any one or more of the following events:

(i) the failure by the Issuer and the Guarantors to pay the Repurchase Price of any Notes when the same shall become due and payable;

(ii) the failure by the Issuer and the Guarantors to pay any Installment Payment on any Notes as and when the same shall become due and payable and continuance of such failure for a period of 30 days;

(iii) the failure by the Issuer to give notice of a Fundamental Change when any such notice is due pursuant to the terms of the Purchase Contract Agreement and continuance of such failure for a period of five Business Days;

(iv) the failure by the Issuer or any Guarantor to comply with any of its other agreements or covenants in, or provisions of, the Notes, the Guarantees or the Indenture and such failure continues for the period and after the notice specified in the second immediately succeeding paragraph;

(v) an involuntary case or other proceeding shall be commenced against the Issuer or any Guarantor that is a Significant Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Issuer or any such Guarantor under the federal bankruptcy laws as now or hereafter in effect;

(vi) the Issuer or any Guarantor that is a Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or any such Guarantor or for all or substantially all of the property and assets of the Issuer or any such Guarantor or (C) effects any general assignment for the benefit of creditors; or

(vii) the Guarantee of any Guarantor, to the extent that such Guarantor constitutes a Significant Subsidiary (or the Guarantees, if any, of any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) or such Guarantor denies or disaffirms its obligations under its Guarantee other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

A Default under clause (iv) above shall not be deemed an Event of Default until the Trustee notifies the Issuer, or the Holders of at least 25% in principal amount of the then outstanding Notes notify the Issuer and the Trustee, of the Default and the Issuer does not cure such Default within 60 calendar days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.” If such a Default is cured within such time period, it ceases.

The Trustee shall not be charged with knowledge of any Default or Event of Default or knowledge of any cure of any Default or Event of Default unless an authorized officer of the Trustee with direct responsibility for the administration of the Indenture has received written notice of such Default or Event of Default.

Section 4.02 Acceleration. If an Event of Default (other than an Event of Default with respect to the Issuer specified in Section 4.01(a)(v) or (vi) shall have occurred and be continuing, the Trustee by notice to the Issuer, or the Holders of at least 25% in principal amount of the Notes then outstanding by notice to the Issuer and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable immediately. Upon such declaration of acceleration, all future scheduled Installment Payments on the Notes shall be due and payable immediately. If an Event of Default with respect to the Issuer specified in Section 4.01(a)(v) or (vi) occurs, the principal of and interest on all the Notes shall become automatically and immediately due and payable without any declaration, notice or other act on the part of the Trustee, the Issuer, any Guarantor or any Holder. The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee and the Issuer may waive any continuing Default or Event of Default (other than any Default or Event of Default pursuant to Section 4.01(a)(ii)). The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee and the Issuer may rescind an acceleration and its consequence (except an acceleration due to nonpayment of Installment Payments on the Notes) if the rescission would not conflict with any judgment or decree, if all existing Events of Default (other than non-payment of accelerated Installment Payments) have been cured or waived and if there has been deposited with the Trustee a sum sufficient to pay its fees and expenses in connection with such Event of Default.

Section 4.03 Remaining Provisions. Section 6.1 and the first paragraph of Section 6.2 of the Original Indenture shall not apply with respect to the Notes, and any references in the Original Indenture to Section 6.1 or the first paragraph of Section 6.2 thereof shall be deemed to refer instead to Sections 4.01 or 4.02 hereof, respectively. Other than as provided in Sections 4.01 and 4.02, the provisions of Article 6 of the Original Indenture shall govern with respect to Defaults and related remedies.

ARTICLE 5

GUARANTEES; RELEASE OF GUARANTOR

Section 5.01 Guarantees. Each Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, upon repurchase or otherwise, and all other monetary obligations of the Issuer under the Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuer under the Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under this Article 5 notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of, payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person (including any Guarantor) under the Indenture, the Notes or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Notes or any other agreement; (4) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (5) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (6) except as set forth in Section 5.06, any change in the ownership of such Guarantor.

Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

Except as expressly set forth in Section 5.02, Section 5.06, Section 6.02 and Section 6.03 hereof, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under the Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (A) the unpaid amount of such Guaranteed Obligations, (B) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (C) all other monetary Guaranteed Obligations of the Issuer to the Holders and the Trustee.

Each Guarantor agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 4 hereof for the purposes of such Guarantor’s Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 4 hereof, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) Incurred by the Trustee or any Holder in enforcing any rights under this Section.

Section 5.02 Limitation on Liability. Any term or provision of the Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby Guaranteed without rendering the Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 5.03 Successors and Assigns. This Article 5 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in the Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.

Section 5.04 No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 5 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 5 at law, in equity, by statute or otherwise.

Section 5.05 Modification. No modification, amendment or waiver of any provision of this Article 5, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 5.06 Release of Guarantor. A Guarantor will be released from its obligations under this Article 5 (other than any obligation that may have arisen under Section 5.07 hereof):

(a) upon the sale or other disposition (including by way of consolidation or merger) of such Guarantor, including the sale or disposition of Capital Stock of such Guarantor following which such Guarantor is no longer a Subsidiary of the Issuer,

(b) upon the sale or disposition of all or substantially all the assets of such Guarantor,

(c) upon the release or discharge of all Guarantees and Indebtedness, as applicable, of such Guarantor outstanding as of the Issue Date (i) under the Credit Agreement and (ii) in relation to any Indebtedness of the Issuer,

(d) upon Legal Defeasance or Covenant Defeasance of the Notes pursuant to Article 6 hereof, or

(e) upon the full satisfaction or discharge of the Issuer’s obligations under the Indenture;

provided, however, that in the case of clauses (a) and (b) above, (i) such sale or other disposition is made to a Person other than the Issuer or an Affiliate of the Issuer and (ii) such sale or disposition is otherwise permitted by the Indenture.

At the request of the Issuer, and upon the Trustee’s receipt of an Officers’ Certificate and Opinion of Counsel meeting the requirements of Section 10.3 of the Original Indenture and stating that such release is authorized or permitted by the Indenture, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

Section 5.07 Contribution. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

ARTICLE 6

DEFEASANCE

Section 6.01 Applicability of Article Eight of the Original Indenture. Article Eight of the Original Indenture shall not apply to the Notes. Instead, the defeasance and discharge provisions set forth in this Article 6 shall, with respect to the Notes, supersede in their entirety Article Eight of the Original Indenture, and all references in the Original Indenture to such Article and Sections thereof and defeasance and discharge provisions therein, as the case may be, shall, with respect to the Notes, be deemed to be references to this Article 6 and the defeasance and discharge provisions set forth in this Article 6.

Section 6.02 Legal Defeasance and Discharge. Each of the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 6.05 hereof, be deemed to have been discharged from its obligations with respect to the outstanding Notes on the date the conditions set forth below are satisfied with respect to such series (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be outstanding only for the purposes of Section 6.06 hereof and the other provisions of this Indenture referred to in Section 6.04, and to have satisfied all of its obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments delivered to it by the Issuer and any Guarantor acknowledging the same).

Section 6.03 Covenant Defeasance. Each of the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 6.05 hereof, be released from their obligations under the covenants contained in the Original Indenture and this Supplemental Indenture, and on and after the date that the conditions set forth in Section 6.05 are satisfied with respect to the Notes (hereinafter, “Covenant Defeasance”), the Notes shall thereafter be deemed not outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed outstanding for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 4.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. Subject to the satisfaction of the conditions set forth in Section 6.05 hereof, Sections 4.01(a)(iv) (with respect to the covenants so defeased), 4.01(a)(v), 4.01(a)(vi) and 4.01(a)(vii) hereof shall not constitute Events of Default or defaults hereunder.

Section 6.04 Provisions to Survive Legal Defeasance, Covenant Defeasance and Discharge. Notwithstanding the foregoing, no discharge pursuant to Section 6.02, Legal Defeasance or Covenant Defeasance shall affect the following obligations to, or rights of, the Holders of the Notes:

(a) the rights of registration of transfer and exchange of the Notes;

(b) the Issuer’s obligations with respect to the Notes concerning mutilated, defaced, destroyed, lost or stolen Notes;

(c) the rights of Holders of outstanding Notes to receive Installment Payments thereon, upon the original due dates therefor, but not upon acceleration;

(d) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith;

(e) the rights of Holders of Notes that are beneficiaries with respect to property so deposited with the Trustee payable to all or any of them; and

(f) obligations of the Issuer and each Guarantor to maintain an office or agency in respect of the Notes.

Section 6.05 Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 6.02 or 6.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Issuer must irrevocably deposit, or cause to be deposited, with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay, without reinvestment, all future, scheduled Installment Payments on the Notes through the Maturity Date;

(b) in the case of Legal Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or there has been a change in the applicable United States federal income tax law after the date of this Supplemental Indenture, in each case, to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance, and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel or a ruling from the Internal Revenue Service, in each case, reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance, and such beneficial owners will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Significant Subsidiaries is a party or by which the Issuer or any of its Significant Subsidiaries is bound;

(f) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of the Notes over other creditors of the Issuer, or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others;

(g) the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel in the United States reasonably acceptable to the Trustee, each stating that the conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as applicable, in the case of the Officers’ Certificate, in clauses (a) through (f) and, in the case of the Opinion of Counsel, in clauses (b) and (c) of this paragraph, have been complied with.

Section 6.06 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 6.07 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively, and solely for purposes of this Section 6.06, the “Trustee”) pursuant to this Section 6.06 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of the Notes of all sums due and to become due thereon in respect of Installment Payments due on the Notes, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to this Section 6.06 in respect of the Notes or the Installment Payments received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article Six to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable U.S. Government Obligations held by it as provided in this Section 6.06 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 6.07 Repayment to Issuer. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the Installment Payments on any Notes and remaining unclaimed for two years after such Installment Payments have become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Notes shall thereafter, as an unsecured creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 6.08 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or non-callable U.S. Government Obligations in accordance with Section 6.02 or 6.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 6.02 or 6.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 6.02 or 6.03 hereof, as the case may be; provided, however, that, if the Issuer makes any Installment Payment on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Section 6.09 Survival. The Trustee’s rights under this Article Six shall survive termination of this Indenture.

Section 6.10 Satisfaction and Discharge of Indenture. If at any time (a)(i) the Issuer shall have paid or caused to be paid all Installment Payments or Repurchase Price on all the Notes outstanding (other than Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.8 of the Original Indenture) as and when the same shall have become due and payable, or (ii) the Issuer shall have delivered to the Trustee for cancellation all Notes theretofore authenticated (other than Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.8 of the Original Indenture), or (b)(i) the Notes mature within one year, (ii) the Issuer irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the Holders, money or U.S. Government Obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate delivered to the Trustee, without consideration of any reinvestment, to pay all Installment Payments on the Notes to maturity and to pay all other sums payable by it hereunder, (iii) no Event of Default has occurred and is continuing on the date of the deposit, (iv) the deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Issuer is a party or by which it is bound, and (v) the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the satisfaction and discharge of the Indenture have been complied with; and if, in any such case, the Issuer shall also pay or cause to be paid all other sums payable hereunder by the Issuer (including all amounts, payable to the Trustee pursuant to Section 7.7 of the Original Indenture), then, (x) after satisfying the conditions in clause (a), only the Issuer’s obligations under Sections 7.7 of the Original Indenture and Section 6.06 hereof, as applicable, will survive or (y) after satisfying the conditions in clause (b), only the Issuer’s obligations in Article Two of the Original Indenture and Sections 4.1, 4.2, 7.7, 7.8 of the Original Indenture and Sections 6.06, 6.07 and 6.08 hereof will survive, and, in either case, the Trustee, on demand of the Issuer accompanied by an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the satisfaction and discharge contemplated by this provision have been complied with, and at the cost and expense of the Issuer, shall execute proper instruments acknowledging such satisfaction and discharging of this Indenture. The Issuer agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred, and to compensate the Trustee for any services thereafter reasonably and properly rendered, by the Trustee in connection with the Indenture or the Notes. If the Issuer exercises its Legal Defeasance option or its Covenant Defeasance option pursuant to this Article 6, each Guarantor, shall be released from all its obligations with respect to its Guarantee.

ARTICLE 7

NO REDEMPTION

Section 7.01 Article Three of the Original Indenture Inapplicable. The Notes shall not be redeemable and Article Three of the Original Indenture shall not apply to the Notes.

ARTICLE 8

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER

Section 8.01 Offer to Repurchase. If the Issuer elects to exercise its Early Mandatory Settlement Right with respect to, or causes a Merger Termination Redemption of, the Purchase Contracts pursuant to the terms of the Purchase Contract Agreement, then each Holder of Notes (whether any such Note is a Separate Note or a Component Note) shall have the right (the “Repurchase Right”) to require the Issuer to repurchase some or all of its Notes for cash at the Repurchase Price per Note to be repurchased on the Repurchase Date, pursuant to Section 8.03. The Issuer shall not be required to repurchase a portion of a Note. Holders shall not have the right to require the Issuer to repurchase any or all of such Holders’ Notes in connection with any Early Settlement (as such term is defined in the Purchase Contract Agreement) of such Holder’s Purchase Contracts at the Holder’s option pursuant to the terms of the Purchase Contract Agreement.

Section 8.02 Early Mandatory Settlement Notice and Merger Redemption Notice. If the Issuer elects to exercise its Early Mandatory Settlement Right or cause a Merger Termination Redemption in respect of the Purchase Contracts pursuant to the terms of the Purchase Contract Agreement, the Issuer shall provide the Trustee and the Holders of the Notes with a copy of the Early Mandatory Settlement Notice or Merger Redemption Notice, as the case may be, delivered pursuant to the Purchase Contract Agreement.

Section 8.03 Procedures for Exercise.

(a) To exercise the Repurchase Right, a Holder must deliver, prior to the close of business on the Business Day immediately preceding the Repurchase Date, the Notes to be repurchased to the Paying Agent (or the Units to the Purchase Contract Agent, if (x) the Early Mandatory Settlement Date or Merger Redemption Settlement Date, as the case may be, falls on the same day as the Repurchase Date and (y) the relevant Notes have not been separated from the Units), together with a duly completed written Repurchase Notice, in each case in accordance with appropriate procedures of the Depositary, unless the Notes are not in the form of a Global Note (or the Units are not in the form of Global Units, as the case may be), in which case such Holder must deliver the Notes to be repurchased to the Paying Agent or the Units that include the Notes to be repurchased to the Purchase Contract Agent (if (i) the Early Mandatory Settlement Date or Merger Redemption Settlement Date, as the case may be, occurs on or after the Repurchase Date and (ii) the Notes have not been separated from the Units), duly endorsed for transfer to the Issuer, together with a Repurchase Notice, to the Paying Agent.

(b) The Repurchase Notice must state the following:

(i) if Certificated Notes or Units have been issued, the certificate numbers of the Notes or Units, or if the Notes or Units are in the form of a Global Note or a Global Unit, as the case may be, the Repurchase Notice must comply with appropriate procedures of the Depositary;

(ii) the number of Notes to be repurchased; and

(iii) that the Notes are to be repurchased by the Issuer pursuant to the applicable provisions of the Notes and this Article 8.

(c) In the event that the Issuer exercises its Early Mandatory Settlement Right or in the event that a Merger Termination Redemption occurs with respect to Purchase Contracts that are a component of Units prior to the Repurchase Date, upon such exercise or redemption the Issuer shall execute and the Trustee shall authenticate on behalf of the Holder and deliver to the Holder thereof, at the expense of the Issuer, Separate Notes in same form and in the same number as the Notes comprising part of the Units.

Section 8.04 Withdrawal of Repurchase Notice.

(a) A Holder may withdraw any Repurchase Notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered to the Paying Agent, with a copy to the Trustee and the Issuer, prior to the close of business on the Business Day immediately preceding the Repurchase Date.

(b) The notice of withdrawal must state the following:

(i) the number of the withdrawn Notes;

(ii) if Certificated Notes or Units have been issued, the certificate numbers of the withdrawn Notes or Units, as applicable, or if the Notes or Units are in the form of a Global Note or a Global Unit, as the case may be, the notice of withdrawal must comply with appropriate Depositary procedures; and

(iii) the number of Notes, if any, that remain subject to the Repurchase Notice.

Section 8.05 Effect of Repurchase. (a) The Issuer shall be required to repurchase the Notes with respect to which the Repurchase Right has been exercised on the Repurchase Date. To effectuate such repurchase, the Issuer shall deposit immediately available funds with the Paying Agent, on or prior to 11:00 a.m., New York City time, on the Repurchase Date, an amount or amounts sufficient to pay the Repurchase Price with respect to those Notes for which the Repurchase Right has been exercised. A Holder electing to exercise the Repurchase Right shall receive payment of the Repurchase Price on the later of (i) the Repurchase Date and (ii) the time of book-entry transfer or the delivery of the Notes (or Units, as applicable).

(b) If the Paying Agent holds money on the Repurchase Date sufficient to pay the Repurchase Price with respect to those Notes for which the Repurchase Right has been exercised, then (i) such Notes shall cease to be outstanding and interest shall cease to accrue threreon (whether or not book-entry transfer of the Notes or Units, as applicable, is made or whether or not the Notes or Units, as applicable, are delivered as required herein), and (ii) all other rights of the Holder shall terminate (other than the right to receive the Repurchase Price and, if the Repurchase Date falls between a Regular Record Date and the corresponding Installment Payment Date, the related Installment Payment).

(c) The Issuer shall, in connection with any repurchase offer pursuant to this Article 8, if required, (i) comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable, and (ii) file a Schedule TO or any other required schedule under the Exchange Act.

(d) Notwithstanding anything to the contrary herein, no Notes may be repurchased at the option of Holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the Repurchase Date (except in the case of an acceleration resulting from a Default by the Issuer in the payment of the Repurchase Price with respect to such Notes).

Section 8.06 No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

ARTICLE 9

TAX TREATMENT

Section 9.01 Tax Treatment. The Issuer and each Beneficial Holder agree, for United States federal income tax purposes, to treat the Notes as indebtedness of the Issuer.

ARTICLE 10

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 10.01 Amendments or Supplements Without Consent of Holders. Section 9.1 of the Original Indenture shall not apply with respect to the Notes, and any reference in the Original Indenture to Section 9.1 thereof shall be deemed to be a reference to Section 10.01 hereof. The Issuer and the Trustee may amend or supplement the Indenture or the Notes without notice to or the consent of any Holder of the Notes to:

(a) cure any ambiguity, omission, defect or inconsistency in the Indenture;

(b) provide for the assumption of the obligations of the Issuer or any Guarantor by a successor of the Issuer or such Guarantor as set forth in Section 3.01;

(c) comply with any requirements of the SEC in connection with the qualification of the indenture under the TIA;

(d) evidence and provide for the acceptance of appointment with respect to the Notes by a successor Trustee in accordance with the Indenture, and add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee;

(e) provide for uncertificated or unregistered securities and to make all appropriate changes for such purpose; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(f) secure the Notes;

(g) add Guarantees with respect to the Notes, including any senior guarantees;

(h) add to the covenants of the Issuer or any Guarantor or Events of Default for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Guarantor;

(i) make any change that does not adversely affect the rights of any Holder;

(j) to provide for the issuance of additional Notes in accordance with the limitation set forth in the Indenture as of the date thereof;

(k) conform the provisions of the Indenture, the Notes or any Guarantee to any provision of the “Description of the Amortizing Notes” of the Prospectus Supplement to the extent that such provision of the Indenture, the Notes or such Guarantee was intended to be a verbatim recitation of such provision in the “Description of the Amortizing Notes”; or

(l) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act, or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes.

Section 10.02 Amendments, Supplements or Waivers With Consent of Holders. Section 9.2 of the Original Indenture shall not apply with respect to the Notes, and any reference in the Original Indenture to Section 9.2 thereof shall be deemed to be a reference to Section 10.02 hereof. Without prior notice to any Holders, the Issuer and the Trustee may amend the Indenture with respect to the Notes with the written consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and the Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee may waive any past Default or compliance by the Issuer with any provision of the Indenture, with respect to the Notes. However, without the consent of each Holder of an outstanding Note affected thereby, an amendment or waiver, including a waiver in relation to a past Event of Default, may not:

(a) change any Installment Payment Date or the amount owed on any Installment Payment Date;

(b) reduce the principal amount of the Notes or the rate of interest thereon or change the Maturity Date;

(c) impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(d) make any change to this Section 10.02;

(e) reduce the above-stated percentage in principal amount of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture with respect to the Notes;

(f) reduce the percentage in principal amount of outstanding Notes the consent of whose Holders is required for any supplemental indenture or for any waiver of compliance with certain provisions of the Indenture or certain Events of Default and their consequences provided for in the Indenture, or make any change to this sentence;

(g) make any change in the ranking or priority of the Notes that would adversely affect the Holders;

(h) make the Notes payable in a currency other than that stated in the Notes;

(i) reduce the Repurchase Price or amend or modify in any manner adverse to the Holders of the Notes the obligation of the Issuer or any Guarantor to make such payment; or

(j) make any change in, or release other than in accordance with the Indenture, any Guarantee if such change or release would adversely affect the Holders.

It shall not be necessary for the consent of any Holder to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver becomes effective, the Issuer shall give to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Issuer shall mail supplemental indentures to Holders upon request. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Section 10.03 Payment for Consent. Neither the Issuer nor any Affiliate of the Issuer shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Governing Law and Jury Trial Waiver. THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE GUARANTEES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE GUARANTEES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The parties hereto hereby waive their respective rights to trial by jury in any action or proceeding arising out of or related to the Indenture, the Notes or the transactions contemplated hereby or thereby, to the extent permitted by law.

Section 11.02 No Security Interest Created. Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 11.03 Trust Indenture Act. This Supplemental Indenture is hereby made subject to, and shall be governed by, the provisions of the TIA required to be part of and to govern indentures qualified under the TIA. If any provision hereof limits, qualifies or conflicts with another provision hereof or the Original Indenture that is required to be included in an indenture qualified under the TIA, such required provision shall control.

Section 11.04 Notices. The addresses for notice in Section 10.2 of the Original Indenture shall be deemed to be as follows:

if to the Issuer or any Guarantor:

Tyson Foods, Inc.

2200 Don Tyson Parkway

Springdale, Arkansas 72762-6999

Attention: Chief Financial Officer

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Richard Truesdell

if to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

601 Travis Street, 16th Floor

Houston, Texas 77002

Attention: Corporate Trust Services, re: Tyson Foods, Inc.

The Issuer, any Guarantor or the Trustee by notice to the others may designate additional or different addresses for subsequent notices or communications.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Supplemental Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Section 11.05 Benefits of Indenture. Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any authenticating agent, any Registrar and their successors hereunder or the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 11.06 Successors. All agreements of the Issuer or any Guarantor in the Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Indenture shall bind its successors.

Section 11.07 Table of Contents, Headings, Etc. The table of contents and the titles and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.08 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 11.09 Severability. In the event any provision of this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 11.10 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer. In acting as Trustee under this Supplemental Indenture and with respect to the Notes, the Trustee shall be entitled to, in addition to all rights, benefits, protections, indemnities and immunities granted to it under the Original Indenture, the benefit of the following provisions:

(a) The permissive right of the Trustee to take any action under this Supplemental Indenture shall not be construed as a duty to so act.

(b) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services (it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to avoid and mitigate the effects of such occurrences and to resume performance as soon as practicable under the circumstances).

(d) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

[Remainder of the page intentionally left blank]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

TYSON FOODS, INC., as the Issuer

By:	/s/ Susan White
Name:	Susan White
Title:	Vice President and Treasurer

TYSON FRESH MEATS, INC., as Guarantor

By:	/s/ Susan White
Name:	Susan White
Title:	Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Jonathan Glover

Name: Jonathan Glover

Title:   Vice President

EXHIBIT A

[FORM OF FACE OF NOTE]

[THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]*

*	Include only if a Global Note.

A - 1

TYSON FOODS, INC.

1.50% SENIOR AMORTIZING NOTES DUE 2017

CUSIP No. 902494 AV5

ISIN No.: US902494AV52

No.	[Initial]* Number of Notes:

TYSON FOODS, INC., a Delaware corporation (the “Issuer”, which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to [CEDE & CO., as nominee of The Depository Trust Company]* [            ]**, or registered assigns (the “Holder”), the initial principal amount of $6.82854 for each of the number of Notes set forth above[, which number of Notes may from time to time be reduced or increased as set forth in Schedule A hereto, as appropriate, in accordance with the terms of the Indenture, but which number of Notes, taken together with the number of all other outstanding Notes, shall not exceed 30,000,000 Notes at any time]*, in equal quarterly installments (except for the first such payment) (each such payment, an “Installment Payment”), constituting a payment of interest (at a rate of 1.50% per annum) and a partial repayment of principal, payable on each January 15, April 15, July 15 and October 15, commencing on October 15, 2014 (each such date, an “Installment Payment Date”), and the period from, and including, August 5, 2014 to, but excluding, such first Installment Payment Date and in the case of any other Installment Payment Date, the quarterly period from, and including, the immediately preceding Installment Payment Date to, but excluding, such other Installment Payment Date, an “Installment Payment Period,” with the final Installment Payment due and payable on July 15, 2017, all as set forth on the reverse hereof and in the Indenture referred to on the reverse hereof.

Each Installment Payment for any Installment Payment Period shall be computed on the basis of a 360-day year of twelve 30-day months. If an Installment Payment is payable for any period shorter than a full Installment Payment Period, such Installment Payment shall be computed on the basis of the actual number of days elapsed per 30-day month. Furthermore, if any date on which an Installment Payment is payable is not a Business Day, then payment of the Installment Payment on such date shall be made on the next succeeding day that is a Business Day, and without any interest or other payment in respect of any such delay. Installment Payments shall be paid to the Person in whose name the Note is registered, with limited exceptions, at the close of business on the Business Day immediately preceding the related Installment Payment Date (each, a “Regular Record Date”). If the Notes do not remain in book-entry only form, the Issuer shall have the right to select Regular Record Dates, noticed in writing in advance, to the Trustee and Holders, which will be more than 14 days but not more than 60 days prior to the relevant Installment Payment Date. Installment Payments shall be payable at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan, The City of New York; provided, however, that payment of Installment Payments may be made at the option of the Issuer by check mailed to the registered Holder at such address as shall appear in the security register or by wire transfer to an account appropriately designated by the Holder entitled to payment.

This Note shall not be entitled to any benefit under the Indenture hereinafter referred to or be valid or obligatory for any purpose until the Certificate of Authentication shall have been manually signed by or on behalf of the Trustee.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

[SIGNATURES ON THE FOLLOWING PAGE]

*	Include only if a Global Note.
**	Include only if not a Global Note.

A - 2

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

TYSON FOODS, INC.

By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

The Bank of New York Mellon Trust Company, N.A., as Trustee, certifies that this is one of the Securities of the series

designated herein referred to in the within

mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as

Trustee

By:
Authorized Signatory

1

[REVERSE OF NOTE]

TYSON FOODS, INC.

1.50% Senior Amortizing Notes due 2017

This Note is one of a duly authorized series of Securities of the Note Issuer designated as its 1.50% Senior Amortizing Notes due 2017 (herein sometimes referred to as the “Notes”), issued under the Indenture, dated as of June 1, 1995, among the Issuer and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank)), as trustee (the “Trustee,” which term includes any successor trustee under the Indenture) (including any provisions of the TIA that are deemed incorporated therein) (the “Original Indenture”), as supplemented by the Supplemental Indenture, dated as of August 5, 2014 (the “Supplemental Indenture”), among the Issuer and the other Guarantors from time to time party thereto, and the Trustee (the Original Indenture and, as supplemented by such Supplemental Indenture, the “Indenture”), to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders. The terms of other series of Securities issued under the Indenture may vary with respect to interest rates, issue dates, maturity, redemption, repayment, currency of payment and otherwise as provided in the Indenture. The Indenture further provides that securities of a single series may be issued at various times, with different maturity dates and may bear interest at different rates. This series of Securities is limited in initial aggregate principal amount as specified in the Supplemental Indenture.

Each Installment Payment shall constitute a payment of interest (at a rate of 1.50% per annum) and a partial repayment of principal on the Note, allocated as set forth in Section 2.02(c) of the Supplemental Indenture.

Installment Payment Date	Amount of Principal	Amount of Interest
October 15, 2014	$0.44189	$0.01992
January 15, 2015	$0.56980	$0.02395
April 15, 2015	$0.57194	$0.02181
July 15, 2015	$0.57408	$0.01967
October 15, 2015	$0.57623	$0.01752
January 15, 2016	$0.57840	$0.01535
April 15, 2016	$0.58056	$0.01319
July 15, 2016	$0.58274	$0.01101
October 15, 2016	$0.58493	$0.00882
January 15, 2017	$0.58712	$0.00663
April 15, 2017	$0.58932	$0.00443
July 15, 2017	$0.59153	$0.00222

The Notes shall not be subject to redemption at the option of the Issuer. However, a Holder shall have the right to require the Issuer to repurchase some or all of its Notes for cash at the Repurchase Price per Note and on the Repurchase Date, upon the occurrence of certain events and subject to the conditions set forth in the Indenture.

This Note is not entitled to the benefit of any sinking fund. The Indenture contains provisions for Legal Defeasance and Covenant Defeasance at any time of the indebtedness on this Note upon compliance by the Issuer with certain conditions set forth therein, which provisions apply to this Note.

If an Event of Default with respect to the Notes shall occur and be continuing, then (unless no declaration of acceleration or notice is required for such Event of Default) either the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the aggregate principal amount of the Notes, and all interest accrued thereon, to be due and payable immediately, in the manner, subject to the conditions and with the effect provided in the Indenture.

2

The Indenture permits, with certain exceptions as therein provided, the Issuer and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Securities at the time outstanding, to execute supplemental indentures for certain purposes as described therein.

No provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay Installment Payments on this Note at the time, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

The Notes are Guaranteed on the Issue Date, on a senior basis, by the Guarantor as set forth in the Indenture.

The Notes are originally being issued as part of the 4.75% Tangible Equity Units (the “Units”) issued by the Issuer pursuant to that certain Purchase Contract Agreement, dated as of August 5, 2014, between the Issuer and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent, as Trustee and as attorney-in-fact for the holders of Purchase Contracts from time to time (the “Purchase Contract Agreement”). Holders of the Units have the right to separate such Units into their constituent parts, consisting of Separate Purchase Contracts (as defined in the Purchase Contract Agreement) and Separate Notes, during the times, and under the circumstances, described in the Purchase Contract Agreement. Following separation of any Unit into its constituent Separate Note and Separate Purchase Contract, the Separate Notes are transferable independently from the Separate Purchase Contracts. In addition, Separate Notes can be recombined with Separate Purchase Contracts to recreate Units, as provided for in the Purchase Contract Agreement. Reference is hereby made to the Purchase Contract Agreement for a more complete description of the terms thereof applicable to the Units.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note shall be registered on the security register of the Issuer, upon due presentation of this Note for registration of transfer at the office or agency of the Issuer in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon the Issuer shall execute and the Trustee shall authenticate and deliver in the name of the transferee or transferees a new Note or Notes in authorized denominations and for a like aggregate principal amount.

The Notes are initially issued in registered, global form without coupons in denominations initially equal to $6.82854 and integral multiples in excess thereof.

The Issuer or Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer of this Note. No service charge shall be made for any such transfer or for any exchange of this Note as contemplated by the Indenture.

The Issuer, the Trustee and any agent of the Issuer or the Trustee may deem and treat the Person in whose name this Note is registered upon the security register for the Notes as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing thereon) for the purpose of receiving payment of or on account of the principal of and, subject to the provisions of the Indenture, interest, if any, on this Note and for all other purposes; and neither the Issuer nor the Trustee nor any agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

This Note, the Indenture and the Guarantee, and any claim, controversy or dispute arising under or related to this Note, the Indenture and the Guarantee, shall be governed by, and construed in accordance with, the laws of the State of New York.

Capitalized terms used but not defined in this Note shall have the meanings ascribed to such terms in the Indenture.

No recourse shall be had for the payment of any Installment Payment on this Note, or for any claim based hereon, or upon any obligation, covenant or agreement of the Issuer in the Indenture, against any incorporator, stockholder, officer or director, past, present or future of the Issuer or of any predecessor or successor, either directly

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or through the Issuer or of any successor, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment of penalty or otherwise; and all such personal liability is expressly released and waived as a condition of, and as part of the consideration for, the issuance of this Note.

The Issuer and each Beneficial Holder agrees, for United States federal income tax purposes, to treat the Notes as indebtedness of the Issuer.

In the event of any inconsistency between the provisions of this Note and the provisions of the Indenture, the Indenture shall prevail.

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints

agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him or her.

Date:

                                                                                                                                       Signature:

                                                                                                                                       Signature Guarantee:

(Sign exactly as your name appears on the other side of this Note)

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

By:
Name:
Title:

as Trustee

By:
Name:
Title:

Attest

By:
Name:
Title:

FORM OF REPURCHASE NOTICE

TO:	TYSON FOODS, INC.
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

The undersigned registered Holder hereby irrevocably acknowledges receipt of a notice from Tyson Foods, Inc. (the “Issuer”) regarding the right of Holders to elect to require the Issuer to repurchase the Notes and requests and instructs the Issuer to pay, for each Note designated below, the Repurchase Price for such Notes (determined as set forth in the Indenture), in accordance with the terms of the Indenture and the Notes, to the registered holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Notes shall be repurchased by the Issuer as of the Repurchase Date pursuant to the terms and conditions specified in the Indenture.

Dated:

                         Signature:

NOTICE: The above signature of the Holder hereof must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

Notes Certificate Number (if applicable):

Number of Notes to be repurchased (if less than all, must be one Note or integral multiples in excess thereof):

Social Security or Other Taxpayer Identification Number:

SCHEDULE A

[SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE]*

The initial number of Notes evidenced by this Global Note is                     . The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in number of Notes evidenced hereby	Amount of increase in number of Notes evidenced hereby	Number of Notes evidenced hereby following such decrease (or increase)	Signature of authorized officer of Trustee

*	Include only if a Global Note.

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